Exhibit 10.1

CERTAIN INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

PURCHASE AND SALE AGREEMENT

AMONG

Rhodium Renewables LLC,

Rhodium Technologies LLC,

Rhodium 30MW LLC,

Rhodium 2.0 LLC,

Rhodium 10MW LLC,

Rhodium Encore LLC,

AND

Jordan HPC LLC

AS SELLERS

AND

Whinstone US, Inc.,
a Delaware corporation

AS PURCHASER

4913-9826-8974.23

STRICTLY PRIVATE AND CONFIDENTIAL DRAFT FOR DISCUSSION PURPOSES ONLY.  CIRCULATION OF THIS DRAFT SHALL NOT GIVE RISE TO ANY DUTY TO NEGOTIATE OR CREATE OR IMPLY ANY OTHER LEGAL OBLIGATION.  NO LEGAL OBLIGATION OF ANY KIND WILL ARISE UNLESS AND UNTIL A DEFINITIVE WRITTEN AGREEMENT IS EXECUTED AND DELIVERED BY ALL PARTIES.

4913-9826-8974.23

TABLE OF CONTENTS

Page

PURCHASE AND SALE AGREEMENT1

RECITALS1

ARTICLE I DEFINED TERMS1

ARTICLE II PURCHASE AND SALE AND PURCHASE PRICE1

ARTICLE III CLOSING3

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER AND PURCHASER5

ARTICLE V ADDITIONAL COVENANTS OF SELLERs AND PURCHASER7

ARTICLE VI CONDITIONS PRECEDENT TO CLOSING8

ARTICLE VII TERMINATION AND ABANDONMENT; CERTAIN PROCEDURES9

ARTICLE VIII BANKRUPTCY court MATTERS9

ARTICLE IX Limitation on Liabilities9

ARTICLE X MISCELLANEOUS10

i

4913-9826-8974.23

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit AForm of Compromise, Release and Settlement Agreement

Exhibit BForm of Contract Termination Agreement

Exhibit CForm of License Agreement

SCHEDULES

Schedule EAExcluded Assets

ANNEXES

Annex 1Defined Terms

ii

4913-9826-8974.23

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of April 28, 2025 (the “Effective Date”), by and among on the one hand, (i) Rhodium Renewables LLC, (ii) Rhodium Technologies LLC, (iii) Rhodium 30MW LLC, (iv) Rhodium 2.0 LLC, (v) Rhodium 10MW LLC, (vi) Rhodium Encore LLC, and (vii) Jordan HPC LLC (each a “Seller” and, collectively, “Sellers”), and, on the other hand, Whinstone US, Inc., a Delaware corporation (“Purchaser” and together with the Sellers, the “Parties” and, individually, a “Party”)).

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, Sellers and Purchaser hereby agree as follows:

RECITALS

WHEREAS, Sellers are debtors-in-possession under title 11, of the United States Code, 11 U.S.C. § 101 et seq. (the “Bankruptcy Code”), and filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code on August 29, 2024 (the “Petition Date”), in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) (the resulting cases being administratively consolidated under Case No. 24-90448 (ARP)) (the “Bankruptcy Case”);

WHEREAS, Sellers are the holders of certain personal and intangible property located at [***], Rockdale, Texas 76567-3088, together with the data center located thereon (the “Facility”);

WHEREAS, Sellers desire to sell, and Purchaser desires to purchase, pursuant to Section 363 of the Bankruptcy Code, all tangible and certain intangible property of Sellers located at the Facility (the “Property”), on the terms and conditions set forth below;

WHEREAS, on April 8, 2025, the Bankruptcy Court entered that certain Order (I) Approving Emergency Motion for a Settlement and Compromise Between Debtors and Whinstone US, Inc. Pursuant to Bankruptcy Rule 9019; (II) Authorizing the Use, Sale, or Lease of Certain Property of the Debtors’ Estate Pursuant to 11 U.S.C. § 363 and (III) Granting Related Relief [Docket No. 921 in the Bankruptcy Case] (the “Sale Order”) approving the transactions contemplated by this Agreement in accordance with sections 105 and 363 of the Bankruptcy Code and other applicable provisions of the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure (as defined below); and

WHEREAS, Sellers and Purchaser have negotiated in good faith and at arm’s length for the purchase and sale of the Property and for certain protections in connection therewith, subject to the terms and conditions set forth herein.

ARTICLE I
DEFINED TERMS

Unless otherwise defined herein, any term with its initial letter capitalized in this Agreement has the meaning set forth in Annex 1 attached hereto.

ARTICLE II
PURCHASE AND SALE AND PURCHASE PRICE

4913-9826-8974.23

2.1Purchase and Sale. Sellers agree to sell and convey the Property to Purchaser, and Purchaser agrees to purchase the Property from Sellers, all in accordance with the terms and conditions set forth in this Agreement and the Sale Order. Notwithstanding anything to the contrary contained herein, Seller shall not sell, assign, transfer, convey or deliver to Purchaser, and Purchaser shall not purchase, and the Property shall not include, any of the Sellers’ right, title and interest in the Excluded Assets.
2.2Purchase Price.
2.2.1The total purchase price (the “Purchase Price”) for the Property shall be an amount equal to One-Hundred-Eighty-Five Million and 0/100 Dollars ($185,000,000.00), payable by Purchaser, as follows, without deduction or withholding for any taxes or other tax obligations:
(a)     One-Hundred-Twenty-Nine Million Eight-Hundred Eighty Thousand and 0/100 Dollars ($129,880,000.00) of the Purchase Price (subject to the prorations, credits and/or adjustments provided for in this Agreement, including pursuant to Section 3.4 of this Agreement) shall be paid to and received by the Sellers by wire transfer of immediately available funds on the Closing Date;
(b) Six-Million One-Hundred Twenty Thousand and 0/100 Dollars ($6,120,000.00) of the Purchase Price shall be paid to and received by the Sellers by wire transfer of immediately available funds on the Closing Date; and
(c)     Forty-Nine Million and 0/100 Dollars  ($49,000,000.00) of the Purchase Price shall be paid to and received by the Seller by transfer of shares of Riot Stock, which such shares (i) will be priced using the last ten (10) trading days volume-weighted average price immediately prior to the Closing Date (the “Fixed Price”), (ii) will be transferred to Seller’s designated electronic shares account on the Closing Date, and (iii) will be fully paid and non-assessable and will not contain any contractual restrictions. Purchaser will use good faith to issue such shares in an offering registered under the Securities Exchange Act.
2.2.2All currency amounts set forth in this Agreement are expressed in United States Dollars.
2.3Purchase Price Allocation.  For tax purposes, not later than sixty (60) days after the Closing Date (as defined below), Sellers shall prepare and deliver to Purchaser a copy of IRS Form 8594 and any required exhibits thereto, or an equivalent certificate allocating the Purchase Price among the Property (an “Allocation Statement”) in accordance with the principles of Section 1060 of the Code. Purchaser shall inform Sellers in writing within fifteen (15) calendar days after the receipt of such Allocation Statement of any objection Purchaser has to the relevant Allocation Statement.  If Purchaser does not object  in writing during such fifteen (15) day period, the Allocation Statements shall be final and binding on all parties. To the extent that any such objection is received, the Purchaser and Sellers shall attempt in good faith to resolve any dispute. If Purchaser and the relevant Seller or Sellers are unable to reach such agreement within fifteen (15) calendar days after receipt by Sellers of such notice (or such longer period as may be mutually agreed), the disputed items shall be resolved by the Bankruptcy Court and any determination made thereby shall be final. Any costs related to that determination shall be borne equally by the

Purchaser and the relevant Seller. The relevant Seller and Purchaser agree to revise the Allocation Statement as necessary in accordance with the procedure set forth in this Section 2.3(a) to reflect any adjustments to the Purchase Price that are attributable to the Property. The allocation as determined by such Allocation Statement, if applicable and to the extent relevant as revised by agreement of the Purchaser and the Sellers, shall be binding on the Purchaser and the Sellers. The Purchaser and the Sellers each agree to act in accordance with the Allocation Statement, as adjusted and finally as determined in accordance with this section, in any income tax return, including any forms or reports required to be filed pursuant to Section 1060 of the Code or any provisions of any comparable law, and shall take no reporting position inconsistent with such Allocation Statement on any tax return or in the course of any tax audit, tax review or tax litigation relating thereto or otherwise, unless otherwise required by a change in law after the date hereof, or a final “determination,” as defined in Section 1313 of the Code or similar final resolution under applicable state, local or other tax law. Purchaser and Sellers shall reasonably cooperate in the preparation of such tax returns and file such forms as required by applicable law. For the avoidance of doubt, nothing contained herein shall be deemed an allocation of asset value for purposes of distribution to any Seller’s stakeholders.
ARTICLE III
CLOSING
3.1Closing. The Closing shall occur by no later than April 28, 2025 or such later date as mutually agreed upon by the Parties in writing (which writing may be via email between the Parties’ respective legal counsel) ( “Closing Date”), which may be held virtually, whereby Sellers, Purchaser and their respective attorneys need not be physically present at the Closing and may deliver documents by overnight air courier or other means. Time shall be of the essence with respect to the Parties’ obligations to consummate the Closing on the Scheduled Closing Date.
3.2Seller Closing Deliveries. Sellers shall execute and deliver to Purchaser each of the following items on or prior to the Scheduled Closing Date:
3.2.1A duly executed and acknowledged Compromise, Release and Settlement Agreement in the form attached as Exhibit A (the “Settlement Agreement”);
3.2.2A duly executed and acknowledged Contract Termination Agreement in the form attached as Exhibit B (the “Termination Agreement”);
3.2.3A duly executed and acknowledged License Agreement in the form attached as Exhibit C (the “License Agreement”); and
3.3Purchaser Closing Deliveries. Purchaser shall deliver to the Sellers each of the following on or prior to the Scheduled Closing Date:
3.3.1The Purchase Price;
3.3.2Purchaser’s counterpart signature to the Settlement Agreement;
3.3.3Purchaser’s counterpart signature to the Termination Agreement;
3.3.4Purchaser’s counterpart signature to the License Agreement; and

3.3.5Resolutions, certificates of good standing, and such other organizational documents as the Seller shall reasonably require evidencing Purchaser’s authority to consummate the Transaction.
3.4Ad Valorem Tax Prorations. Seller shall be responsible for 2025 ad valorem taxes (which, for the avoidance of doubt, shall not include any Transfer Taxes) on the Property for the time period of January 1, 2025, until, and including, the Closing Date. Purchaser shall be responsible for 2025 ad valorem taxes of the Property for the time period of the day after the Closing Date until December 31, 2025. The Parties will mutually cooperate after the Closing of the Transaction in order to comply with this Section 3.4. Any tax refunds and credits attributable to the period until and including the Closing Date shall be for the account of the Sellers, and any tax refunds or credits attributable to the period after the Closing Date shall be for the account of the Purchaser.
3.5Transfer Taxes.  Notwithstanding anything to the contrary, Transfer Taxes shall be borne solely by Purchaser, whether levied on Purchaser or Sellers.  To the extent any Transfer Taxes are imposed on a Sellers, Purchaser shall pay directly, or reimburse such Seller promptly upon demand and delivery of proof of payment, all such Transfer Taxes.  In addition, Sellers and Purchaser shall reasonably cooperate with each other prior to filing any tax returns in respect of Transfer Taxes and shall reasonably cooperate and otherwise use commercially reasonable efforts to obtain any exemptions for or refunds of Transfer Taxes.
3.6Bulk Sales Laws.  Purchaser acknowledges that Sellers will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.
3.7Closing Costs. The Parties will execute and deliver any required transfer or other similar tax declarations to the appropriate governmental entity at Closing. In addition, Sellers shall be responsible for payment of all fees of any Sellers’ financial advisors, attorneys, accountants and other consultants, and Purchaser shall be responsible for payment of all fees of Purchaser’s financial advisors, attorneys, accountants and other consultants and all other fees, costs and expenses incurred in connection with Purchaser’s due diligence. All other costs and expenses incident to the Transaction and the closing thereof shall be paid by the Party incurring the same. The terms and provisions of this Section 3.4 shall survive the Closing and any earlier termination of this Agreement.
3.8Vacating the Facility. Notwithstanding anything to the contrary, Sellers shall have from the date hereof through 4:00 p.m. (Central Time) on the date that is three (3) Business Days following the Closing or such earlier date as determined by Sellers in accordance with the below (the “Vacating Period”), at Sellers’ sole cost and expense, and with reasonable, good faith coordination with Purchaser, to vacate the Facility. On or before the Closing Date, Purchaser shall (i) have obtained insurance policies for the Property with Purchaser as the insured party and (ii) require its contractors and subcontractors to obtain insurance policies for the Property. If Sellers, in their sole discretion, complete all things contemplated under this section prior to the expiration of the original Vacating Period, Sellers will send notice to Purchaser of such completion and Sellers, may, in their sole discretion and upon notice to Purchaser, vacate the Property at any such earlier date, in which case the end of the Vacating Period shall be such earlier date Sellers vacate the Property; provided, however, that for the avoidance of doubt, Purchaser’s failure to obtain insurance shall not be cause for the Purchaser to not Close the Transaction. Notwithstanding anything to the contrary, Sellers will continue to pay all post-petition hosting fees, power charges, or amounts otherwise incurred for hosting, power, and services provided to Sellers during the Vacating Period at the Rockdale Facility (excluding any profit sharing), in a manner consistent with past practice, and Sellers shall be entitled to all Bitcoin mined by Sellers at the Rockdale Facility until the Property is under the control of Purchaser; provided, however, as soon as reasonably practicable after the inception of the Vacating Period, the Parties shall begin transitioning control of the Property from Sellers to Purchaser, which shall be at the reasonable direction of Purchaser, and all Bitcoin mined during the Vacating Period using Property under the control of Purchaser shall belong to Purchaser. For the avoidance of doubt, neither Sellers nor their respective Affiliates will be responsible for any hosting fees, power charges, or amounts otherwise incurred for the operation of Property during the Vacating Period after such Property is under control of Purchaser. Notwithstanding anything to the contrary, if any Seller is unable to vacate the Facility within the Vacating Period due to an Act of God or other events beyond Sellers’ control, Sellers shall not be liable for any resulting delay or damage, provided that Sellers promptly notify Purchaser and uses best efforts to resume vacating as soon as practicable.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER AND PURCHASER
4.1Sellers’ Representations. For the purpose of inducing Purchaser to enter into this Agreement and to consummate the Transaction in accordance herewith, Sellers represent and warrant the following (collectively, the “Sellers’ Representations”) to Purchaser as of the Effective Date:
4.1.1Sellers are duly organized, validly existing and in good standing under the laws of the state of its formation; except for such authorization as is required by the Bankruptcy Court, including the Sale Order, have the entity power and authority to sell and convey the Property, to execute and deliver the documents and instruments required of Sellers herein, and to perform their obligations hereunder; and have taken all corporate, partnership, limited liability company or equivalent entity actions required for the execution and delivery of this Agreement and the consummation of the Transaction. The execution, delivery and compliance with and fulfillment of the terms and conditions hereof will not result in a violation or breach of (a) any organizational document of any Seller, or (b) in any material respect, any legal requirement or material contract applicable to Sellers or by which Sellers or the Property is bound. Pursuant to the Sale Order, this Agreement is a valid and binding agreement, enforceable against Sellers in accordance with its terms.
4.1.2No Seller is a “foreign person,” as that term is used and defined in Section 1445 of the Code.
4.1.3Sellers are not Prohibited Persons, and each is not a Prohibited Person.
4.1.4Sellers have good and valid title to the Property.
4.2AS-IS.
4.2.1PURCHASER ACKNOWLEDGES AND AGREES, AS A MATERIAL INDUCEMENT TO THE SELLERS’ EXECUTION AND DELIVERY OF

THIS AGREEMENT, THAT, except as otherwise expressly set forth in this Agreement, THE PROPERTY IS BEING PURCHASED AND SOLD “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS.”
4.2.2The Purchase Price and the terms and conditions set forth herein are the result of arm’s-length bargaining between entities familiar with transactions of this kind, and the price, terms and conditions set forth in this Agreement reflect the fact that (except as otherwise expressly set forth in this Agreement) Purchaser is not relying upon any information provided by (or by any Person on behalf of) Sellers or statements, representations or warranties, express or implied, made by (or by any Person on behalf of) Sellers, including, without limitation, relating to the value of the Property, the physical or environmental condition of the Property, any state, federal, county or local law, ordinance, order or permit, or the suitability, compliance or lack of compliance of the Property with any regulation, or any other attribute of or matter relating to the Property. Except as otherwise expressly set forth in this Agreement, Purchaser agrees that Sellers shall not be responsible or liable to Purchaser on account of any conditions affecting the Property.
4.2.3Purchaser acknowledges and agrees that, except as otherwise expressly set forth in this Agreement, no representation has been made, and no responsibility is assumed, by Sellers with respect to the financial earning capacity of the Property, the continued use of the Property or any part thereof or the use of the Property at Closing.
4.2.4Purchaser agrees and acknowledges that, except as expressly set forth in the Sellers’ Representations, Sellers make no representations or warranties with respect to the Property (or any portion thereof), the operation, management and/or leasing of the Property or concerning any statements made or information delivered or made available to Purchaser (whether by Sellers, any of their Affiliates or any agents, representatives, consultants or advisors of any of the foregoing, or any other Person) with respect to the Property (or any portion thereof) or the business of Sellers, and all such representations and warranties are hereby expressly excluded and disclaimed. Purchaser further acknowledges and agrees that all materials, data and information delivered by Sellers to Purchaser in connection with the transaction contemplated hereby are provided to Purchaser as a convenience only and that any reliance on or use of such materials, data or information by Purchaser shall be at the sole risk of Purchaser, except as otherwise expressly stated herein.
4.3Purchaser’s Independent Investigation. Without limiting the express provisions hereof, Purchaser will be deemed to have acknowledged and agreed that it has been given a full opportunity to inspect and investigate each and every aspect of the Property, either independently or through agents of Purchaser’s choosing. Without limiting the above and other than in connection with fraud, and subject to the representations and warranties of Sellers contained in Section 4.1 hereof, Purchaser on behalf of itself and its successors and assigns waives its right to recover from, and forever releases and discharges Sellers and Seller Related Parties from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, court costs and attorneys’ fees and disbursements), whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with the Property or any law or regulation applicable to the Property. Notwithstanding anything herein to the contrary (including the foregoing release), (A) Purchaser shall have the right to defend (but Purchaser has no right to assert, file or otherwise proceed with a contribution, indemnity or other claim against Sellers)

governmental and third-party claims by alleging that Sellers, not Purchaser, are liable for such claims; and (B) Purchaser has not assumed and has no obligation to indemnify Sellers for governmental or third party claims asserted after the Closing as a result of any act or omission taken or failed to be taken by or on Sellers’ behalf prior to the Closing.
4.4Representations and Warranties of Purchaser. For the purpose of inducing Seller to enter into this Agreement and to consummate the Transaction in accordance herewith, Purchaser represents and warrants to Seller the following (collectively, the “Purchaser’s Representations”) as of the Effective Date:
4.4.1Purchaser is duly organized, validly existing and in good standing under the laws of the state of its formation; has the entity power and authority to acquire the Property, to execute and deliver the documents and instruments required of Purchaser herein, and to perform its obligations hereunder, and has taken all corporate actions required for the execution and delivery of this Agreement and the consummation of the Transaction, including acquisition and transfer of the Riot Stock, which shall be (i) duly authorized, validly issued, fully paid and non-assessable; (ii) issued in material compliance with applicable securities laws (or in a registered offering); and (iii)  registered, freely tradable, not subject to any waiting period under any federal securities laws, not subject to any holdback or other contractual restrictions, and free and clear of any encumbrances, liens, pledges, security agreements, or other claims of any nature whatsoever. The execution, delivery and compliance with and fulfillment of the terms and conditions hereof will not result in a violation or breach of (a) Purchaser’s organizational documents or (b) in any material respect, any legal requirement or material contract applicable to Purchaser or by which Purchaser or the property of Purchaser is bound. This Agreement is a valid and binding agreement, enforceable against Purchaser in accordance with its terms.
4.4.2Purchaser is not a Prohibited Person.
4.4.3The funds and/or other consideration transferred by Purchaser to Sellers under this Agreement are not the property of, or beneficially owned, directly or indirectly, by a Prohibited Person or the proceeds of specified unlawful activity as defined by 18 U.S.C. §1956(c)(7).
4.4.4No consent, approval, order or authorization of, or registration, declaration or filing with, any applicable governmental authority is required to be obtained or made by Purchaser in connection with the execution and delivery of this Agreement or the consummation of the Transaction, which Purchaser has not already obtained or made.
ARTICLE V
ADDITIONAL COVENANTS OF SELLERs AND PURCHASER
5.1Interim Operating Covenants. Except (i) as required by Law, including in connection with the Bankruptcy Case (it being understood that no provision of this Section 5.1 will require Seller to make any payment to any of its creditors with respect to any amount owed to such creditors on the Petition Date or which would otherwise violate the Bankruptcy Code) or (ii) as expressly contemplated by this Agreement, Sellers shall operate the Property in the Facility in the ordinary course of their businesses consistent with past practice, and Seller shall: (a) maintain the Property located at the Facility in substantially its condition as of the Effective Date, reasonable wear and tear, and casualty and condemnation, excepted; (b) keep in full force and effect insurance policies with substantially the same terms as existing policies; (c) not dispose of or relocate all or any of the Property; and (d) not enter into, renew, extend, amend, modify or replace any other material contract with respect to the Property or any portion thereof.
5.2Voluntary Liens. Sellers shall not create or cause to be created any voluntary lien against the Property without Purchaser’s prior written consent (in Purchaser’s sole discretion).
5.3Litigation; Violations. Except for Midas Green Technologies, LLC. V. Rhodium Enterprises, Inc. et al., W.D. Civil Action No. 6:22-CV-00050-ADA and Proofs of Claim Nos. 004, 062, and 068-072 filed by Midas Green Technology LLC, Sellers shall advise Purchaser promptly of Sellers’ receipt of written notice of any litigation, arbitration proceeding or administrative hearing which involves the Property or any portion thereof or Sellers’ ability to consummate the Transaction as contemplated by this Agreement. Sellers shall deliver copies to Purchaser, promptly after receipt, of any written notices of violations regarding the Property or any portion thereof received by Sellers.
5.4Settlement of Litigation or Violations. Sellers may not settle any claim or compromise any litigation or proceeding which would be binding upon the Property or any portion thereof or affect in any material respect the operations thereof, without Purchaser’s prior written consent (which consent may be withheld in Purchaser’s sole discretion).
ARTICLE VI
CONDITIONS PRECEDENT TO CLOSING
6.1Purchaser’s Conditions to Closing. Without limiting any of the rights of Purchaser elsewhere provided for in this Agreement, Purchaser’s obligation to consummate the Transaction shall be subject to and conditioned upon the satisfaction and fulfillment of the following conditions precedent on or prior to the Closing Date, provided that Purchaser may, at its sole option, waive any or all of these conditions, in whole or in part, in writing or as otherwise provided in this Agreement:
6.1.1All of the documents required to be delivered by Sellers to Purchaser at the Closing pursuant to Section 3.2 shall have been delivered;
6.1.2Each of Seller’s Representations shall be true and correct in all material respects; and
6.1.3The Sale Order shall be a Final Order.
6.2Sellers’ Conditions to Closing. Without limiting any of the rights of any Seller provided for elsewhere in this Agreement, Seller’s obligation to close under this Agreement shall be subject to, and conditioned upon the satisfaction and fulfillment of the following conditions precedent on or prior to the Closing Date, provided that Sellers may, at their sole option, waive any or all of these conditions, in whole or in part, in writing or as otherwise provided in this Agreement:
6.2.1All of the documents and funds required to be delivered by Purchaser to Sellers at the Closing pursuant to Section 3.3 shall have been delivered;

6.2.2Each of Purchaser’s Representations shall be true and correct in all material respects; and
6.2.3The Sale Order shall be a Final Order.
ARTICLE VII
TERMINATION AND ABANDONMENT; CERTAIN PROCEDURES
7.1Termination of this Agreement. This Agreement shall terminate if at any time prior to the Closing:
7.1.1If Sellers and Purchaser mutually agree in writing to terminate this Agreement; or
7.1.2The Transaction has not closed by the Outside Date.
7.2Procedure Upon Termination. In the event this Agreement is terminated pursuant to Section 7.1, the Transaction shall be abandoned without further action by any of the parties.
ARTICLE VIII
BANKRUPTCY court MATTERS
8.1No Break-Up Fee. Purchaser shall not be entitled to any break-up fee.
8.2Bankruptcy Court Filings. Purchaser agrees that it will promptly take such actions as are reasonably requested by Sellers to assist in obtaining any relief necessary, if any, to consummate the Transaction pursuant to the Sale Order. Purchaser shall not, without the prior written consent of Seller, file, join in, or otherwise support in any manner whatsoever any motion or other pleading: (1) challenging the sale of the Property hereunder or (2) modifying, vacating, or otherwise affecting the Sale Order. In the event the entry of the Sale Order shall be appealed, Seller and Purchaser shall use their respective reasonable efforts to defend such appeal.
ARTICLE IX
Limitation on Liabilities
9.1Limitation on Sellers’ Liability. In no event shall Sellers be liable for any indirect or consequential damages on account of any Seller’s breach of any representation or warranty contained in this Agreement. Additionally, if Purchaser becomes aware prior to the Closing that any representation or warranty hereunder is untrue, or any covenant or condition to Closing hereunder has not been fulfilled or satisfied (if not otherwise waived by Purchaser), and Purchaser nonetheless proceeds to close its purchase of the Property, then Purchaser shall be deemed to have irrevocably and absolutely waived, relinquished and released all rights and claims against Sellers for any damage or other loss arising out of or resulting from such untrue representation or warranty or such unfulfilled or unsatisfied covenant or condition.
9.2Limitation on Purchaser Liability. In no event shall Purchaser be liable for any indirect or consequential damages on account of Purchaser’s breach of any representation or warranty contained in this Agreement. Additionally, if Sellers become aware prior to the Closing that any representation or warranty hereunder is untrue, or any covenant or condition to Closing hereunder has not been fulfilled or satisfied (if not otherwise waived by Sellers), and Sellers nonetheless proceed to close their sale of the Property, then Sellers shall be deemed to have irrevocably and absolutely waived, relinquished and released all rights and claims against Purchaser for any damage or other loss arising out of or resulting from such untrue representation or warranty or such unfulfilled or unsatisfied covenant or condition.
ARTICLE X
MISCELLANEOUS
10.1Binding Effect of Agreement. This Agreement shall not be binding on any Party until executed by both Purchaser and Sellers. Subject to Section 10.3, this Agreement shall be binding upon and inure to the benefit of Sellers and Purchaser, and their respective successors and permitted assigns.
10.2Exhibits; Schedules; Annexes. All Exhibits, Schedules and Annexes, whether or not annexed hereto, are a part of this Agreement for all purposes.
10.3Assignability. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder or thereunder without the prior written approval of the other Parties.
10.4Captions. The captions, headings, and arrangements used in this Agreement are for convenience only and do not in any way affect, limit, amplify or modify the terms and provisions hereof.
10.5Notices. All notices, demands, requests and other communications required or permitted hereunder shall be in writing, and shall be (a) personally delivered; (b) sent by a nationally recognized overnight delivery service; (c) sent by certified or registered mail, return receipt requested; or (d) on the date sent by email if sent prior to 6:00 p.m. on a Business Day in the recipient’s local time zone, and otherwise on the next Business Day. All notices shall be deemed effective when actually delivered; provided, however, that if the notice was sent by overnight courier or mail as aforesaid and is affirmatively refused or cannot be delivered during customary business hours by reason of a change of address with respect to which the addressor did not have either knowledge or written notice delivered in accordance with this paragraph, then the first attempted delivery shall be deemed to constitute delivery. Each Party shall be entitled to change its address for notices from time to time by delivering to the other Party notice thereof in the manner herein provided for the delivery of notices. All notices shall be sent to the addressee at its address set forth following its name below:
To Purchaser:	Whinstone US, Inc. [***] Attention: [***] Email: [***]
with a copy to:	Foley & Lardner LLP [***] Attention: [***] Email: [***]
To Seller:	[***]

Attention: [***] Email: [***]
with a copy to:	Quinn Emanuel Urquhart & Sullivan, LLP [***] Attention: [***] and Quinn Emanuel Urquhart & Sullivan, LLP [***] Attention: [***] E-mail: [***]
10.6Employee Solicitation.
(a) On the Closing Date, Purchaser shall have the right, but not the obligation, to solicit Sellers’ (or Sellers’ Affiliates’) existing employees at the Facility regarding employment by Purchaser and to hire them following the Closing of the Transaction.
(b) Prior to the Closing Date, Purchaser shall not, directly or indirectly, solicit, recruit, or hire any employees of Sellers (or Sellers’ Affiliates), or encourage any such employees to terminate their employment with Sellers (or Sellers’ Affiliates), without the prior written consent of Sellers. In the event Purchaser desires to initiate discussions regarding potential employment of any of Sellers’ (or Sellers’ Affiliates’) existing employees prior to the Closing Date, Purchaser shall coordinate exclusively with Sellers’ Executive Management to identify potential candidates and to facilitate such discussions in a manner that does not interfere with Sellers’ (or Sellers’ Affiliates’) ongoing operations or employee obligations.
10.7Post-Closing Cooperation. After Closing, Purchaser and Sellers shall jointly cooperate in a commercially reasonable manner and at no material cost or burden to Sellers to assist each other to provide all relevant information in order to access all of the Property, including, but not limited to, assisting Purchaser obtain Sellers’ login credentials and other similar information.
10.8Governing Law and Venue. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas (including its statute of limitations), without giving effect to any principles regarding conflict of laws to the extent such principles would require or permit the application of the laws of another jurisdiction. Each of Purchaser and Sellers shall submit to the exclusive jurisdiction of the Bankruptcy Court (without limiting any Party’s right to appeal any order of the Bankruptcy Court) to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby, and any and all proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court; provided, however, that if the Bankruptcy Case has closed, the parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of  the state courts of Texas and to the jurisdiction of the United States District Court for the Southern District of Texas for the purposes of each and every suit, action or other proceeding arising out of or based upon this Agreement or the subject matter hereof brought by the parties, it being expressly understood and agreed that this consent to jurisdiction shall be self-operative and no further instrument or action, other than service of process in one of the manners specified in this Agreement or as otherwise permitted by such law, shall be necessary in order to confer jurisdiction upon a Party in any such court. Each of Purchaser and Sellers shall waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any suit, action or proceeding brought in any such court, any claim that either Purchaser or Sellers are not subject personally to the jurisdiction of the above-named courts, that Purchaser’s or Sellers’ property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and further agrees to waive, to the fullest extent permitted under applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which Seller, Purchaser or their successors or permitted assigns are entitled pursuant to the final judgment of any court having jurisdiction.
10.9Entire Agreement. This Agreement (including the documents referred to herein) embodies the entire agreement between the Parties hereto concerning the subject matter hereof and supersedes all prior conversations, proposals, negotiations, understandings and contracts, whether written or oral, to the extent they relate in any way to the subject matter hereof.
10.10Amendments. No amendment of any provision of this Agreement or the other Transaction Documents shall be valid unless the same shall be in writing and signed by the Parties.
10.11Severability. If any term or other provision of this Agreement is held to be illegal, invalid or unenforceable by any applicable Law or public policy, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the Parties shall endeavor in good-faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
10.12Multiple Counterparts/Facsimile Signatures. This Agreement may be executed in a number of identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and/or delivered electronically, and such electronic execution and/or delivery shall be binding on the parties hereto. Any Party that delivers a signature page by facsimile, email or electronic image transmission shall deliver an original counterpart to any other Party that requests such original counterpart.
10.13Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or non-U.S. statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The words such as “herein,” “hereinafter,” “hereof,” “hereunder” and “hereto” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa. Time is of the essence for each and every provision of this Agreement. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Any reference in this Agreement to “$” or dollars shall mean U.S. dollars.
10.14Confidentiality.
(a)     Subject to the further provisions of this Section 10.14, each Party hereto agrees that, and shall cause their Representatives and Affiliates to agree that, all non-public information received from the other party or its Affiliates and relating to the other Party or its Affiliates, shall be, and be kept, confidential, and shall not be disclosed to any other Person, except for disclosure (I) with the other Party’s consent, (II) by any Party to such party’s Affiliates; provided that such Affiliates are bound to a similar duty of confidentiality (it being agreed that such Party shall be responsible and liable to the other Party for any breach of this Section 10.14 by its Affiliates), (III) by any Party to any directors, officers, employees, consultants, advisors, actual investors or lenders, of such Party or its Affiliates, who agree to hold confidential such information in accordance with the terms of this Section 10.14 or who are otherwise bound by a duty of confidentiality to such Party or its Affiliates, (IV) as required by legal requirements, or by any regulations or securities exchange listing rules applicable to such Party or its Affiliates (provided that (A) prior to disclosing such confidential information, such disclosing party shall notify the other Party thereof, which notice shall include the basis upon which such disclosing party believes the information is required to be disclosed, (B) such disclosing party shall limit such disclosure to what is strictly required by Law in the opinion of its counsel, (C) such disclosing party shall attempt to preserve the confidentiality of any Confidential Information so disclosed and (D) such disclosing party shall, to the extent practicable, reasonably cooperate with the other Party to protect the continued confidentiality thereof); and (V) in the case of a proceeding to resolve a dispute between the Parties, in which case the disclosing party shall, to the extent practicable and at the requesting Party’s expense, reasonably cooperate with the other Party to protect the continued confidentiality thereof, such as by filing documents under seal and/or seeking a protective order to prevent or limit disclosure. Nothing herein shall prohibit Purchaser from disclosing information concerning the Property from and after the Closing. Notwithstanding the foregoing, Sellers shall not be restricted from using or disclosing any Confidential Information any of them independently developed, or that pertains to their own business operations or employees, including for the purposes of regulatory compliance, tax filings, or wind-down activities.
(b)     The confidentiality obligations set forth in this Section 10.14 shall survive for a period of four (4) years following the earlier to occur of (i) the Closing, (ii) the earlier termination of this Agreement, and (iii) the termination or dissolution of Sellers’ existence.
10.15Waiver. No delay or omission to exercise any right or power accruing upon any default, omission or failure of performance hereunder shall impair any right or power, or shall operate or be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. No waiver, amendment, release or modification of this Agreement shall be established by conduct, custom or course of dealing and all waivers must be in writing and signed by the waiving party.
10.16Limitation on Personal Liability. The obligations of all Sellers and Purchaser under this Agreement are intended to be binding only on the property of such Party and shall not be personally binding upon, nor shall any resort be had to, the private properties of any Seller Related Parties or any Purchaser Related Parties. Each Party acknowledges that such Party’s obligations with respect to any covenant, indemnity, representation or warranty under this Agreement which expressly survives the Closing shall be considered a “liability” for purposes of any distribution limitation imposed under organizational laws applicable to such Party, its partners, members or shareholders and/or their respective partners, members or shareholders. For the avoidance of doubt, no current or former directors, officers, partners, members, managers, shareholders, employees, agents, representatives, Affiliates, successors or assigns of either Party (collectively, the “Related Parties”) shall have any personal liability whatsoever under this Agreement or in connection with the transactions contemplated hereby. Each Party expressly waives and releases any claim against the Related Parties of the other Party, whether under any theory of contract, tort, piercing the corporate veil, alter ego, agency, or otherwise, to the fullest extent permitted by law.
10.17Relationship of Parties. Purchaser and Sellers acknowledge and agree that the relationship established between the Parties pursuant to this Agreement is only that of a seller and a purchaser of property. Neither Purchaser nor Sellers are, nor shall either hold themselves out to be, the agent, employee, joint venturer or partner of any non-related party.
10.18Survival. The provisions of Section 3.4, ARTICLE IX, and this ARTICLE X shall survive the Closing.
10.19Drafts Not an Offer to Enter into a Legally Binding Contract. The Parties hereto agree that the submission of a draft of this Agreement by one Party to another is not intended by either Party to be an offer to enter into a legally binding contract with respect to the purchase and sale of the Property. Subject to Bankruptcy Court approval, the Parties shall be legally bound with respect to the purchase and sale of the Property pursuant to the terms of this Agreement only if and when both Sellers and Purchaser have fully executed and delivered to each other a counterpart of this Agreement.
10.20No Partnership. The relationship of the Parties hereto is solely that of Sellers and Purchaser with respect to the Property and no joint venture or other partnership exists between the Parties hereto. Neither Party has any fiduciary relationship hereunder to the other.
10.21No Third-Party Beneficiary. The provisions of this Agreement are not intended to benefit any third parties.
10.22WAIVER OF JURY TRIAL. THE PARTIES HERETO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT (WHETHER ARISING IN CONTRACT, TORT, UNDER STATUTE OR OTHERWISE).  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS

REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.22.

[Remainder of Page Intentionally Left Blank]

NOW, THEREFORE, the parties hereto have executed this Agreement as of the Effective Date.

Seller:

Rhodium Renewables LLC

By: /s/ Cameron Blackmon
Name: Cameron Blackmon
Title: Authorized Signatory

Rhodium Technologies LLC

By: /s/ Cameron Blackmon
Name: Cameron Blackmon
Title: Authorized Signatory

Rhodium 30MW LLC

By: /s/ Cameron Blackmon
Name: Cameron Blackmon
Title: Authorized Signatory

Rhodium 2.0 LLC

By: /s/ Cameron Blackmon
Name: Cameron Blackmon
Title: Authorized Signatory

Rhodium 10MW LLC

By: /s/ Cameron Blackmon
Name: Cameron Blackmon
Title: Authorized Signatory

Rhodium Encore LLC

By: /s/ Cameron Blackmon
Name: Cameron Blackmon
Title: Authorized Signatory

Jordan HPC LLC

By: /s/ Cameron Blackmon
Name: Cameron Blackmon
Title: Authorized Signatory

Purchaser:

Whinstone US, Inc.
a Delaware Corporation

By: /s/ William Jackman
Name: William Jackman
Title: EVP, General Counsel

Exhibit A

FORM OF Settlement Agreement and Mutual Release of All Claims

I. Parties and Definitions

The parties to this Compromise, Settlement and Release Agreement (this “Agreement”) are Rhodium Enterprises, Inc., Rhodium Technologies LLC, Rhodium JV LLC, Air HPC LLC, Rhodium Renewables LLC, Rhodium Shared Services LLC, Rhodium Encore LLc, Rhodium 2.0 LLC, Rhodium 10MW LLC, Rhodium 30MW LLC, Jordan HPC LLC, Rhodium Ready Ventures LLC, Rhodium Industries LLC, Rhodium Encore Sub LLC, Rhodium 2.0 Sub LLC, Rhodium 10MW Sub LLC, Rhodium 30MW Sub LLC, Jordan HPC Sub LLC, Rhodium Renewables Sub LLC, Imperium Investment Holdings, LLC, cameron blackmon, chase blackmon, nicHolas cerasuolo, nathan nichols, riot platforms inc. and whinstone us, inc.  In addition to the other defined terms in this Agreement, for purposes of this Agreement, certain bold, capital letter (unless otherwise provided) terms (and any variation thereof) shall have the meaning ascribed to them in this Agreement, including the following definitions.  The following terms may be supplemented in the balance of the Agreement.  In the event of any conflict, the description and definition as supplemented in the balance of the Agreement shall control.

“Air HPC” means Air HPC, LLC.

“Appeal” means Case No. 4:2025-cv-00868 styled In re Rhodium Encore, LLC, et al. in the United States District Court for the Southern District of Texas, Houston Division.

“Arbitration” means AAA No. 01-23-0005-7116 styled Rhodium JV, LLC, et al. v. Whinstone US, Inc. in the American Arbitration Association Commercial Arbitration Division.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas, Houston Division, jointly administering the Chapter 11 Cases.

“Ca. Blackmon” means Cameron Blackmon.

“Ch. Blackmon” means Chase Blackmon.

“Cerasuolo” means Nicholas Cerasuolo.

“Claims” means any and all claims, demands, rights, obligations, suits, causes of action, charges, debts, agreements, promises, damages and liabilities, including any derivative claims, of any nature whatsoever and of whatever kind or character, whether arising in law, equity, contract, statute, tort or otherwise, whether arising in the past or in the future, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, whether or not claimed, asserted or assertable, that any Party ever had, now has, or may have, from the beginning of time through the Effective Date, including, without limitation, arising directly or indirectly out of or related to the 5MW Agreements, Original 30MW Agreement, 30MW Agreement, Jordan Agreement, December Hosting Agreements, Building D Agreement, Redemption Agreement, Supersedeas Deposit, Water Agreement, Whinstone Claims, Arbitration, Appeal, Imperium Lawsuit, Milam County Lawsuit, Rhodium Lawsuit, or any operations, services or other activities at the Facility; provided, however, that Claims shall not include: (1) any obligation owed by any Party pursuant to this Agreement or the PSA or (2) any events of any kind occurring after the Effective Date.

“Debtors” means Air HPC, JHS, Jordan HPC, R2.0S, R10S, R30S, REI, RES, Rhodium 2.0, Rhodium 10MW, Rhodium 30MW, Rhodium Encore, Rhodium Industries, Rhodium JV, Rhodium Renewables, Rhodium Technologies, RRS, RRV and RSS, collectively.

“Effective Date” means the date on which the conditions precedent in Sections III.1 and III.2. of this Agreement are satisfied.

“Facility” means the Whinstone data center located in Rockdale, Texas.

“Imperium” means Imperium Investment Holdings, LLC.

“Imperium Lawsuit” means Case No. 153-354718-24 styled Whinstone US, Inc. v. Imperium Investment Holdings, LLC, et al. in the 153rd Judicial District Court of Tarrant Co., Texas and, following removal and transfer, Adv. Pro. No. 24-03240 in the United States Bankruptcy Court for the Southern District of Texas, Houston Division.

“JHS” means Jordan HPC Sub, LLC.

“Jordan HPC” means Jordan HPC, LLC.

“Milam County Lawsuit” means Case No. CV41873 styled Whinstone US, Inc. v. Rhodium 30MW, LLC, et al. in the 20th Judicial District Court of Milam Co., Texas.

“Nichols” means Nathan Nichols.

“Party” and “Parties” means the Debtors, Imperium Defendants, Riot and Whinstone, individually and collectively, respectively.

“R2.0S” means Rhodium 2.0 Sub, LLC.

“R10S” means Rhodium 10MW Sub, LLC.

“R30S” means Rhodium 30MW Sub, LLC.

“REI” means Rhodium Enterprises, Inc.

“Representatives” means with respect to an applicable Party and except as otherwise provided in this Agreement, its predecessors, successors and assigns, subsidiaries, affiliates, current and former officers, directors, principals, shareholders, members, partners, employees, agents, advisory board members, financial advisors, investment bankers, consultants, representatives, management companies, insurers, co-insurers, reinsurers, agents, attorneys, accountants, auditors, advisors, and legal representatives, and other professionals, in each case in their capacity as such.

“RES” means Rhodium Encore Sub, LLC.

“Rhodium 2.0” means Rhodium 2.0, LLC.

“Rhodium 10MW” means Rhodium 10MW, LLC.

“Rhodium 30MW” means Rhodium 30MW, LLC.

“Rhodium Lawsuit” means Adv. Pro. No. 25-03047 styled Rhodium JV, LLC, et al. v. Whinstone US, Inc., et al. in the United States Bankruptcy Court for the Southern District of Texas, Houston Division.

“Rhodium Encore” means Rhodium Encore, LLC.

“Rhodium Industries” means Rhodium Industries, LLC.

“Rhodium JV” means Rhodium JV, LLC.

“Rhodium Renewables” means Rhodium Renewables, LLC.

“Rhodium Technologies” means Rhodium Technologies, LLC.

“Riot” means Riot Platforms, Inc.

“RRS” means Rhodium Renewables Sub, LLC.

“RRV” means Rhodium Ready Ventures, LLC.

“RSS” means Rhodium Shared Services, LLC.

“Whinstone” means Whinstone US, Inc.

II. Recitals

WHEREAS, in March 2020, Imperium and Whinstone entered into a joint venture as memorialized in that Operating Agreement for Rhodium JV; and

WHEREAS, Whinstone and Rhodium 30MW entered into that New Hosting Service Agreement with an April 20, 2020 effective date (“Original 30MW Agreement”) for 30 megawatts (“MW”) of power in Building C of the Facility; and

WHEREAS, Rhodium 30MW and Whinstone entered into that New Hosting Service Agreement dated July 7, 2020 (“30MW Agreement”) for 30MW of power in Building C of the Facility; and

WHEREAS, Rhodium JV and Whinstone entered into twenty identical New Hosting Service Agreement Nos. #R-5MW-001,  #R-5MW-002 #R-5MW-003, #R-5MW-004, #R-5MW-005, #R-5MW-006, #R-5MW-007, #R-5MW-008, #R-5MW-009, #R-5MW-010, #R-5MW-011, #R-5MW-012, #R-5MW-013, #R-5MW-014, #R-5MW-015, #R-5MW-016, #R-5MW-017, #R-5MW-018, #R-5MW-019 and #R-5MW-020, each with a July 9, 2020 effective date (“5MW Agreements”) and each providing for 5MW of power in Building C of the Facility; and

WHEREAS, Jordan HPC and Whinstone entered into that Colocation Agreement dated November 2, 2020 (“Jordan Agreement”) for 25MW of power in Building B of the Facility; and

WHEREAS, Air HPC and Whinstone entered into that Hosting Agreement dated December 31, 2020 (“Air HPC December Hosting Agreement”) relating to Building B of the Facility; and

WHEREAS, Rhodium JV and Whinstone entered into that Hosting Agreement dated December 31, 2020 (“Rhodium December Hosting Agreement,” together with the Air HPC December Hosting Agreement, the “December Hosting Agreements”) relating to Building C of the Facility; and

WHEREAS, Rhodium JV, Imperium and Whinstone entered into that Withdrawal, Dissociation, and Membership Interest Redemption Agreement dated December 31, 2020 between Whinstone, Imperium, and Rhodium JV (the “Redemption Agreement”); and

WHEREAS, Rhodium JV and Whinstone entered into that Hosting Agreement dated January 7, 2021 (“Building D Agreement”) for up to 100MW of power in Building D of the Facility; and

WHEREAS, Rhodium Industries, Rhodium JV, Rhodium 30MW, Rhodium Encore, Rhodium 2.0, Jordan HPC, Rhodium 10MW and Whinstone entered into that Whinstone Building C Water Supply Services Agreement dated August 12, 2021 (the “Water Agreement”); and

WHEREAS, on or about September 30, 2021, Rhodium JV assigned: (i) two 5MW Agreements to Rhodium 10MW, (ii) five 5MW Agreements to Rhodium Encore, and (iii) seven 5MW Agreements to Rhodium 2.0; and

WHEREAS, disputes arose between Debtors and Whinstone regarding the scope, continuing existence, enforceability and/or alleged breaches of the 30MW Agreement, 5MW Agreements, Jordan Agreement, December Hosting Agreements, Building D Agreement and Water Agreement; and

WHEREAS, in May 2023, Whinstone filed the Milam County Lawsuit against Rhodium 30MW, Rhodium JV, Air HPC and Jordan HPC; and

WHEREAS, after all claims in the Milam County Lawsuit were compelled to arbitration in September 2023, Rhodium JV, Air HPC, Jordan HPC, Rhodium 30MW, Rhodium 2.0, Rhodium 10MW and Rhodium Encore subsequently initiated the Arbitration which is now stayed; and

WHEREAS, in December 2023, certain Debtors obtained injunctive relief in the Milam County Lawsuit against Whinstone and deposited a cashier’s check for $1,000,000.00, in lieu of bond (“Supersedeas Deposit”); and

WHEREAS, on or about April 29, 2024, Rhodium JV assigned six 5MW Agreements to Rhodium 30MW; and

WHEREAS, in July 2024, Whinstone filed the Imperium Lawsuit against non-debtors Imperium, Ca. Blackmon, Ch. Blackmon, Cerasuolo, and Nichols (“Imperium Defendants”), and REI, Rhodium Technologies and Rhodium Renewables; and

WHEREAS, on August 24 and August 29, 2024 (the “Petition Dates”), the Debtors each commenced a voluntary case under title 11 of the Bankruptcy Code (collectively, the “Chapter 11 Cases”) jointly administered in the Bankruptcy Court; and

WHEREAS, on August 24 and 29, 2024, the Debtors filed a motion to assume (the “Motion to Assume”) the 5MW Agreements, 30MW Agreement, Jordan Agreement, December Hosting Agreements and Water Agreement; and

WHEREAS, on August 30, 2024, Whinstone filed a notice in the Imperium Lawsuit to non-suit its claims asserted against REI, Rhodium Technologies and Rhodium Renewables; and

WHEREAS, following removal to federal court, the Imperium Lawsuit was transferred to the Bankruptcy Court in September 2024; and

WHEREAS, in October 2024, the Bankruptcy Court bifurcated the issues for hearing on the Motion to Assume into a “Phase 1” and a “Phase 2” (collectively, the “Contested Matter”); and

WHEREAS, in November 2024, Whinstone filed two proofs of claim against Air HPC and Rhodium JV totaling $22,385,255.55 (Claim Nos. 95 and 9) (collectively, the “Whinstone Claims”); and

WHEREAS, following a Phase 1 Contested Matter hearing from November 12 to 15, 2024, the Bankruptcy Court issued that Interim Order on Phase 1 of Motion to Assume Executory Contracts (“First Interim Order”); and

WHEREAS, in February 2025, the Debtors objected to the Whinstone Claims; and

WHEREAS, after the Bankruptcy Court issued its Order on Phase 1 of Motion to Assume Executory Contracts (the “Second Interim Order”) on February 10, 2025, the Debtors and Whinstone began mediating on February 19, 2025; and

WHEREAS, on February 11, 2025, Rhodium JV, Rhodium 30MW, Rhodium 2.0, Rhodium 10MW, Rhodium Encore, Air HPC, Jordan HPC, Rhodium Industries and Rhodium Renewables filed the Rhodium Lawsuit against Whinstone and Riot; and

WHEREAS, on February 22, 2024, the Court entered the Agreed Order Granting Debtors’ Motion and Supplemental Motion to Assume Certain Executory Contracts With Whinstone US, Inc. (the “Agreed Order”); and

WHEREAS, that same day, Whinstone filed the Appeal, appealing the First Interim Order, Second Interim Order, Agreed Order and all other rulings merged into those orders; and

WHEREAS, on March 17, 2025, Whinstone and Riot each filed separate motions to dismiss, separate motions to remove the reference in the Rhodium Lawsuit and demanded a jury trial; and

WHEREAS, the Rhodium Lawsuit is ongoing; and

WHEREAS, Debtors and Whinstone continued mediating and, on March 18, 2024, agreed to resolve the Claims on the terms reflected in this Agreement; and

WHEREAS, on March 21, 2025, Debtors filed that Emergency Motion for Entry of an Order (I) Approving Settlement Between Debtors and Whinstone US, Inc.; (II) Authorizing the Use, Sale, or Lease of Certain Property of the Debtors’ Estate Pursuant to 11 U.S.C. § 363; and (III) Granting Related Relief (“9019 Motion”);

WHEREAS, on April 8, 2025, the Bankruptcy Court entered that certain Order (I) Approving Emergency Motion for a Settlement and Compromise Between Debtors and Whinstone US, Inc. Pursuant to Bankruptcy Rule 9019; (II) Authorizing the Use, Sale, or Lease of Certain Property of the Debtors’ Estate Pursuant to 11 U.S.C. § 363 and (III) Granting Related Relief [Docket No. 921 in the Bankruptcy Case] (the “Sale Order”) approving the 9019 Motion; and

WHEREAS, to avoid the cost, inconvenience, and burdens associated with litigating the Appeal, Arbitration, Imperium Lawsuit, Milam County Lawsuit, Rhodium Lawsuit and any Claims, the Parties desire to resolve the disputes between and among them on the terms and conditions reflected in this Agreement; and

NOW, THEREFORE, for and in consideration of the agreements, covenants, and promises between the Parties hereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the undersigned have agreed, and by these presents do covenant and agree, as follows:

III. Agreements

Conditions Precedent.  It is a condition precedent to the formation and enforceability of this Agreement that, and this Agreement will not be binding on any Party until, (a) this Agreement is signed by all Parties; and (b) the Sale Order approving the 9019 Motion becomes a final non-appealable order.  In the event that the Sale Order does not become a final non-appealable order, the Parties shall be restored to their respective positions in the Arbitration, Appeal, Imperium Lawsuit, Milam County Lawsuit and Rhodium Lawsuit. In such event, the terms, provisions, acknowledgements, representations, covenants and/or warranties of this Agreement shall have no further force and effect with respect to the Parties, and shall not be used in any action or proceeding, including, but not limited to, the Arbitration, Appeal, Imperium Lawsuit, Milam County Lawsuit and Rhodium Lawsuit, for any purpose.

Purchase and Sale Agreement. As a condition to entering into this Agreement, Debtors and Whinstone shall close the transactions contemplated by that Purchase and Sale Agreement (“PSA”) between Debtors (or their designees), as sellers, and Whinstone (or its designee), as purchaser, and approved by the Bankruptcy Court.

Release of Supersedeas Deposit. In consideration of the agreements and releases set forth herein, Whinstone will take all actions necessary to effectuate the return of the Supersedeas Deposit to Debtors.

Dismissal With Prejudice—Arbitration.  In consideration of the agreements and releases set forth herein, within ten (10) business days of the Effective Date, Whinstone, on one hand, and Rhodium JV, Air HPC, Rhodium 30MW, Rhodium Encore, Rhodium 2.0, Rhodium 10MW and Jordan HPC, on the other hand, shall file a joint motion to dismiss any and all claims between and among them in the Arbitration with prejudice and proposed order in the forms as attached hereto as Exhibit A and Exhibit B, respectively.

Dismissal With Prejudice—Appeal.  In consideration of the agreements and releases set forth herein, within ten (10) business days of the Effective Date, Whinstone, on one hand, and Debtors, on the other hand, shall file a joint motion to dismiss the Appeal with prejudice and proposed order in the forms as attached hereto as Exhibit C and Exhibit D, respectively.

Dismissal With Prejudice—Imperium Lawsuit.  In consideration of the agreements and releases set forth herein, within ten (10) business days of the Effective Date, Whinstone, on one hand, and Imperium, Ca. Blackmon, Ch. Blackmon, Cerasuolo and Nichols, on the other hand, shall file a joint motion to dismiss any and all claims between and among them in the Imperium Lawsuit with prejudice and proposed order in the forms as attached hereto as Exhibit E and Exhibit F, respectively.

Dismissal With Prejudice—Milam County Lawsuit.  In consideration of the agreements and releases set forth herein, within ten (10) business days of the Effective Date, Whinstone, on one hand, and Rhodium JV, Air HPC, Rhodium 30MW, Rhodium Encore, Rhodium 2.0, Rhodium 10MW and Jordan HPC, on the other hand, shall file a joint motion to dismiss any and all claims between and among them in the Milam County Lawsuit with prejudice and proposed order in the forms as attached hereto as Exhibit G and Exhibit H, respectively.

Dismissal With Prejudice—Rhodium Lawsuit.  In consideration of the agreements and releases set forth herein, within ten (10) business days of the Effective Date, Rhodium JV,

Rhodium 30MW, Rhodium 2.0, Rhodium 10MW, Rhodium Encore, Air HPC, Jordan HPC, Rhodium Industries, and Rhodium Renewables, on one hand, and Whinstone and Riot, on the other hand, shall file a joint motion to dismiss any and all claims between and among them in the Rhodium Lawsuit with prejudice and proposed order in the forms as attached hereto as Exhibit I and Exhibit J, respectively.

Release by Debtors.  Debtors, on behalf of themselves and their respective Representatives, hereby RELEASE, ACQUIT and FOREVER DISCHARGE Whinstone, Riot and their respective Representatives of and from any and all Claims.

Release by Imperium Defendants.  The Imperium Defendants, on behalf of themselves and their respective Representatives, hereby RELEASE, ACQUIT and FOREVER DISCHARGE Whinstone, Riot and their respective Representatives of and from any and all Claims.

Release by Whinstone and Riot.  Whinstone and Riot, on behalf of themselves and their respective Representatives, hereby RELEASE, ACQUIT and FOREVER DISCHARGE Debtors, the Imperium Defendants, and their respective Representatives of and from any and all Claims.

Reservation of Estate Claims.  For the avoidance of any doubt, nothing in this Agreement, the PSA, or any documents executed or delivered contemporaneously with the PSA shall in any way affect a release of any claims, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever that any of the Debtors or their Representatives ever had, now has, or may have against any of Imperium, Ca. Blackmon, Ch. Blackmon, Cerasuolo, Nichols, or any party other than Whinstone, Riot, and their respective Representatives.

Representations and Warranties.  As a material inducement to the Parties’ entry into this Agreement, each Party unconditionally represents and warrants at the signing of this Agreement and delivery of any documents hereunder:

(a)

that it has carefully read this Agreement, that it has had an opportunity to discuss the Agreement’s effect with counsel of its choice and that it fully understands the Agreement’s final and binding effect;

(b)

that it has the necessary authority to settle this matter fully on behalf of itself and all parties whose interests it purports to represent in accordance with the terms of this Agreement, and that the individuals who execute this Agreement on its behalf are fully authorized to execute the Agreement and to bind the respective Parties;

(c)	that it is the owner of the claims released herein, if any, and has the entire and exclusive authority to settle them on the terms herein set forth;

(d)	that it has executed this Agreement as its free and voluntary act, without any duress, coercion or undue influence exerted by or on behalf of any other Party;

(e)	that no promise, statement, representation, conduct, or consideration by any Party to this Agreement, its owners, agents, servants, employees, attorneys or persons in privity with it has induced the execution of this Agreement except for those representations and agreements specifically set forth herein; and

(f)	that it is not relying on any promise, statement, representation, warranty or conduct that is not specifically stated in this Agreement.

Survival.  The representations and warranties in this Agreement shall survive the closing of this Agreement and all transactions between the Parties that this Agreement contemplates.

Complete Agreement.  The provisions of this Agreement, the exhibits hereto, the PSA and the documents required by the PSA comprise all of the terms, conditions, agreements, and representations of the Parties respecting the compromise and settlement of this dispute, the matters relative thereto and the matters respecting this Agreement and supersede any prior agreements regarding the compromise and settlement of this dispute.

No Oral Modifications.  This Agreement may not be amended, supplemented or otherwise modified except by further written agreement of the Parties.

Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable, and the remaining provisions thereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom.

Successors In Interest.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, Representatives, and assigns.

Binding Effect.  It is expressly understood and agreed that the terms hereof are contractual and not mere recitals, that the agreements herein contained and the consideration transferred are to compromise the Claims, avoid litigation, save legal fees and buy peace and that releases or other consideration given shall not be construed as an admission of liability.

No Admission of Liability.  THE PARTIES AGREE THAT THIS AGREEMENT IS A COMPROMISE OF DISPUTED CLAIMS, AND NOTHING CONTAINED IN THIS AGREEMENT SHALL BE CONSTRUED AS AN ADMISSION OF LIABILITY BY OR ON BEHALF OF ANY OTHER PARTY OR THEIR AGENTS, EMPLOYEES OR REPRESENTATIVES, SUCH LIABILITY BEING EXPRESSLY DENIED BY ALL PARTIES.

Fax or E-Mail Signatures, Counterparts and Copies.  This Agreement may be executed in counterparts and shall be binding once each Party has signed the Agreement. A Party may sign and return a signature page via facsimile or e-mail in portable document format (.PDF).  All counterparts of this Agreement containing any Party’s signature shall be effective as if it were a single, signed original document.

Cooperation and Execution of Further Documents.  The Parties shall sign all documents as necessary to effectuate the intent and purpose of this Agreement.

Choice of Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Texas, irrespective of any choice of law rules as to any state law issue (such as construction, enforceability, interpretation and effect of the Agreement).  To the extent any question of federal law arises, it shall be governed by the law of the Fifth Circuit.

Jurisdiction and Venue.  The Parties hereby expressly stipulate, agree and submit to the jurisdiction of the Bankruptcy Court for any and all disputes arising out of a breach of this Agreement.  The Parties further agree that the exclusive venue for any and all disputes arising out of a breach of this Agreement shall be the Bankruptcy Court.

Costs and Fees.  Except as otherwise provided in Section III.26, each Party will pay its own attorneys’ fees and costs.

Prevailing Party Attorneys’ Fees and Costs.  In the event of any dispute or legal proceeding arising out of or in connection with the interpretation or enforcement of this Agreement, the prevailing party shall be paid, and in the event of a legal proceeding shall be awarded, reasonable costs, expenses and attorney's fees.

Construction.  All Parties are and have been represented by counsel regarding this Agreement.  All Parties have participated in the drafting of this Agreement and the exhibits hereto after consulting with counsel.  This Agreement and the exhibits hereto shall not be construed either in favor of or against any Party by virtue of any rules of contract construction calling for an issue to be interpreted against the drafter or preparer of the contract.

Headings.  The Parties agree that the paragraph numbers and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

REMAINDER OF PAGE LEFT INTENTIONALLY BLANK

SIGNATURE PAGES FOLLOW

Rhodium Enterprises, Inc.

By:

Its:

Date: April    , 2025

Rhodium JV, LLC

By:

Its:

Date: April    , 2025

Rhodium Renewables, LLC

By:

Its:

Date: April    , 2025

Rhodium Encore, LLC

By:

Its:

Date: April    , 2025

Rhodium 10MW, LLC

By:

Its:

Date: April    , 2025

Jordan HPC, LLC

Rhodium Technologies, LLC

By:

Its:

Date: April    , 2025

Air HPC, LLC

By:

Its:

Date: April    , 2025

Rhodium Shared Services, LLC

By:

Its:

Date: April    , 2025

Rhodium 2.0, LLC

By:

Its:

Date: April    , 2025

Rhodium 30MW, LLC

By:

Its:

Date: April , 2025

Rhodium Ready Ventures, LLC

By:

Its:

Date: April , 2025

Rhodium Encore Sub, LLC

By:

Its:

Date: April    , 2025

Rhodium 10MW Sub, LLC

By:

Its:

Date: April    , 2025

Jordan HPC Sub, LLC

By:

Its:

Date: April    , 2025

Imperium Investment Holdings, LLC

By:

Its:

Date: April    , 2025

Chase Blackmon

By:

Date: April    , 2025

Nathan Nichols

By:

Date: April    , 2025

Riot Platforms, Inc.

By:

Its:

Date: April    , 2025

By:

Its:

Date: April , 2025

Rhodium Industries, LLC

By:

Its:

Date: April    , 2025

Rhodium 2.0 Sub, LLC

By:

Its:

Date: April    , 2025

Rhodium 30MW Sub, LLC

By:

Its:

Date: April    , 2025

Rhodium Renewables Sub, LLC

By:

Its:

Date: April    , 2025

Cameron Blackmon

By:

Date: April    , 2025

Nicolas Cerasuolo

By: Date: April , 2025 Whinstone US, Inc. By: Its: Date: April , 2025

EXHIBIT A

Joint Motion to Dismiss the Arbitration

EXHIBIT B

Order to Dismiss the Arbitration

Exhibit B to the Compromise, Release and Settlement Agreement

EXHIBIT C

Joint Motion to Dismiss the Appeal

Exhibit D to the Compromise, Release and Settlement Agreement

EXHIBIT D

Order to Dismiss the Appeal

Exhibit D to the Compromise, Release and Settlement Agreement

EXHIBIT E

Joint Motion to Dismiss the Imperium Lawsuit

Exhibit E to the Compromise, Release and Settlement Agreement

EXHIBIT F

Order to Dismiss the Imperium Lawsuit

Exhibit F to the Compromise, Release and Settlement Agreement

EXHIBIT G

Joint Motion to Dismiss the Milam County Lawsuit

Exhibit G to the Compromise, Release and Settlement Agreement

EXHIBIT H

Order to Dismiss the Milam County Lawsuit

Exhibit H to the Compromise, Release and Settlement Agreement

EXHIBIT I

Joint Motion to Dismiss the Rhodium Lawsuit

Exhibit I to the Compromise, Release and Settlement Agreement

EXHIBIT J

Order to Dismiss the Rhodium Lawsuit

Exhibit J to the Compromise, Release and Settlement Agreement

Exhibit B

FORM OF Termination of Related Party Agreements

EXHIBIT B

Exhibit C

FORM OF License Agreement

EXHIBIT C

Annex 1

DEFINED TERMS

“Affiliate” means, with respect to any Person, any other Person which Controls, is Controlled by or is under common Control with the first Person.

“Agreement” has the meaning set forth in the introductory paragraph.

“Bankruptcy Case” has the meaning set forth in the Recitals.

“Bankruptcy Code” has the meaning set forth in the Recitals.

“Bankruptcy Court” has the meaning set forth in the Recitals.

“Bankruptcy Rule” or “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure.

“Business Day” means any day other than a Saturday or Sunday, a federal holiday or a legal holiday in the State of Texas or New York.

“Closing” means the consummation of the purchase and sale and related transactions contemplated by this Agreement in accordance with the terms and conditions of this Agreement.

“Closing Date” has the meaning set forth in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended (including any successor statute), and the rules and regulations promulgated thereunder (including any successor regulations).

“Control” means, as applied to any Person, the possession, directly or indirectly, of the power to direct the management and policies of that Person, whether through ownership, voting control, by contract or otherwise.

“Damages” means all actions, suits, proceedings, governmental investigations, injunctions, demands, charges, claims, judgments, awards, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, fees and expenses (including court costs and reasonable and documented out-of-pocket attorneys’ and accountants’ fees and expenses); provided, however, that Damages will not include punitive, consequential, special or indirect damages, except to the extent that such damages are payable to a third party in a third-party claim.

“Effective Date” has the meaning set forth in the introductory paragraph.

“Excluded Assets” means those certain assets described on Schedule EA.

“Facility” has the meaning set forth in the Recitals.

“Final Order” means an order of the Bankruptcy Court or other court of competent jurisdiction as to which the time to file an appeal, a motion for rehearing or reconsideration or a

Annex 1-1

petition for writ of certiorari has expired and no such appeal, motion or petition is pending or, if an appeal, motion or petition is pending, for which order no stay shall have been entered by the Bankruptcy Court or such other court of competent jurisdiction, provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure or any comparable rule of the Bankruptcy Rules may be filed related to such order shall not cause an order not be a Final Order so long as no such appeal is pending.

“Hazardous Materials” means any and all substances, wastes, materials, pollutants, contaminants, compounds, chemicals or elements which are defined or classified as a “hazardous substance,” “hazardous material,” “toxic substance,” “hazardous waste,” “pollutant,” “contaminant” or words of similar import under any Environmental Law, including without limitation all dibenzodioxins and dibenzofurans, polychlorinated biphenyls (PCBs), petroleum hydrocarbon, including without limitation crude oil or any derivative thereof, asbestos-containing materials in any form, and radon gas.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other governmental authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”); and (i) all other intellectual or industrial property and proprietary rights.

“Outside Date” means May 2, 2025.

“Person” means any individual, corporation, proprietorship, firm, partnership, limited partnership, limited liability company, trust, association, governmental authority or other entity.

“Petition Date” has the meaning set forth in the Recitals.

“Power Security Deposit” means the security deposit Seller paid to Purchaser to secure electric service to Seller’s operations at the Facility.

Annex 1-2

“Prohibited Person” means any of the following: (a) a Person that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (the “Executive Order”); (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (c) a Person that is named as a “specially designated national” or “blocked person” on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) at its official website, http://www.treas.gov/offices/enforcement/ofac; (d) a Person that is otherwise the target of any economic sanctions program currently administered by OFAC; or (e) a Person that is affiliated with any Person identified in clause (a), (b), (c) and/or (d) above.

“Property” means all tangible property, including all furniture, fixtures, and equipment located at the Debtors’ hosted facility at Rockdale, Texas.

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchaser” has the meaning set forth in the introductory paragraph.

“Purchaser Consultants” means Purchaser’s agents, employees and third-party service providers retained by Purchaser to perform due diligence activities.

“Purchaser Related Parties” shall mean Purchaser’s Affiliates, Purchaser’s investment advisors, partners, trustees, beneficiaries, shareholders, members, managers, directors, officers, employees and agents and representatives of each of them, and their respective heirs, successors, personal representatives and assigns.

“Purchaser’s Representations” means the representations set forth in Section 4.4.

“Riot Stock” means that certain publicly traded shares of Riot Platforms, Inc. under the ticker “RIOT” traded on the Nasdaq Stock Market.

“Sale Order” shall be an order or orders of the Bankruptcy Court in form and substance reasonably acceptable to Purchaser and Seller approving this Agreement and all of the terms and conditions hereof, and approving and authorizing Seller to consummate the transactions contemplated hereby.  Without limiting the generality of the foregoing, such order shall find and provide, among other things, that (i) the Property sold to Purchaser pursuant to this Agreement shall be transferred to Purchaser free and clear of all liens (other than liens created by Purchaser and permitted exceptions) and claims, such liens and claims to attach to the Purchase Price; (ii) Purchaser has acted in “good faith” within the meaning of Section 363(m) of the Bankruptcy Code; (iii) this Agreement was negotiated, proposed and entered into by the parties without collusion, in good faith and from arm’s length bargaining positions; (iv) the Bankruptcy Court shall retain jurisdiction to resolve any controversy or claim arising out of or relating to this Agreement, or the breach hereof as provided in Section 10.6 hereof; and (v) this Agreement and the transactions contemplated hereby may be specifically enforced against and binding upon, and not subject to rejection or avoidance by, Seller or any chapter 7 or chapter 11 trustee of Seller.

“Scheduled Closing Date” has the meaning set forth in Section 3.1.

“Sellers” has the meaning set forth in the introductory paragraph.

Annex 1-3

“Seller Related Parties” shall mean any Seller’s Affiliates, any Seller’s current or former investment advisor, partners, trustees, beneficiaries, shareholders, members, managers, directors, officers, employees, attorneys, and agents and representatives of each of them, and their respective heirs, successors, personal representatives and assigns.

“Sellers’ Representations” has the meaning set forth in Section 4.1.

“Transaction” means the transactions contemplated by the terms of this Agreement.

“Transfer Taxes” means any sales, excise, transfer, recording, documentary, filing, stamp or similar taxes or other taxes or fees imposed upon the transfer of any of the Property to Purchaser or arising from the transactions contemplated hereunder.

“Vacating Period” has the meaning set forth in Section 5.6.

Annex 1-4

SCHEDULE EA

EXCLUDED ASSETS

“Excluded Assets” means the following:

●	Cash and cash equivalents
●	All digital assets and cryptocurrency-related property of any Seller—whether held on-chain, off-chain, in cold storage, or in any custodial or non-custodial wallet—including any Bitcoin, tokens, private keys, passphrases, staking assets, validator credentials, pool balances, digital wallets, and any rights to access, control, or transfer any of the foregoing.
●	Software and IT stack, including all source code, compiled binaries, configurations, and system components
●	Code, libraries, and system integrations
●	Monitoring systems, dashboards, and alerting tools
●	Custom Ignition configurations, dashboards, and scripts (Note: the underlying Ignition software is commercially licensed and non-transferable)
●	All operational data, including databases and mining pool data
●	Camera footage and surveillance data
●	Network service configurations, including DNS, DHCP, and firewall settings
●	The real property located at [***], Rockdale, Texas 76567 (the "Twins Property"), and any improvements or fixtures thereon, shall likewise not be included in the Property and is expressly excluded from this transaction.
●	Any claims, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever belonging to any Seller not subject to the Settlement Agreement and Mutual Release of All Claims attached hereto as Exhibit A.

For the avoidance of doubt, all Intellectual Property (as defined herein), including all Software, Data, Technical Infrastructure, Trade Secrets, and other related proprietary assets or information of Seller, shall be deemed Excluded Assets and are not included in the sale of the Property.

For the avoidance of any doubt, all claims, demands, rights, obligations, suits, causes of action, charges, debts, agreements, promises, damages and liabilities of any nature whatsoever and of whatever kind or character, that any of the Debtors or their Representatives ever had, now has, or may have against any of Imperium, Ca. Blackmon, Ch. Blackmon, Cerasuolo, Nichols, or any party other than Whinstone and Riot and their Representatives shall be deemed Excluded Assets and are not included in the sale of the Property.1

All third-party software licenses, subscriptions, and service agreements associated with any Seller technology (including, but not limited to, Ignition, Meraki, Palo Alto, and Openpath systems) are non-transferable and shall terminate or be decommissioned upon the Closing.  Purchaser shall be solely responsible for acquiring all necessary new licenses for continued use of any related hardware, software, or services following the Closing.

1 Capitalized terms used but not defined in this provision shall have the meaning assigned to them in the Settlement Agreement and Mutual Release of All Claims.

Schedule EA

Notwithstanding the foregoing, Seller agrees to provide Purchaser, post-Closing and upon request, with reasonable access to the following technical information solely to support Purchaser’s transition of the Property:

●	Network configuration files
●	IP address management (IPAM) data
●	Network architecture diagrams
●	Credentials and administrative access to all onsite technical equipment

Such information shall be provided for transitional use only, and nothing in this provision shall be construed as transferring ownership of any excluded Intellectual Property or licensing rights to Purchaser.

Schedule EA